NEWS RELEASE

CONTACT: Jean Quinn, Vice President, Corporate Communications
         The Provident Bank
         (201) 915-5490

FOR RELEASE 8:00 A.M. Eastern Time: November 22, 2006


Provident Financial Services, Inc. Names Laura L. Brooks to the Board of
Directors

JERSEY CITY, NJ November 22 /PRNewswire-First Call/ - Provident Financial Services, Inc. (NYSE:PFS) (the "Company") today announced that Laura L. Brooks has been named to the Boards of Directors of the Company and its wholly-owned subsidiary, The Provident Bank.

Laura L. Brooks is Vice President-Risk Management and the Chief Risk Officer of PSEG in Newark, New Jersey, where she is responsible for refining and implementing PSEG's global risk management strategy. Prior to assuming that position with PSEG in 2002, Ms. Brooks held a similar position with PG&E Corporation in San Francisco, California from 2000. Before joining PG&E Corporation, Ms. Brooks was a Senior Manager of Deloitte & Touche USA LLP, providing consulting services on risk management for the energy industry. During her career, Ms. Brooks has held a number of other positions serving the energy and utility industries. She is a member of the Committee of Chief Risk Officers and serves on the Advisory Board for the Quantitative Finance Program at Rutgers University.

Ms. Brooks has M.S. degrees from Carnegie Mellon University and Stanford University, and an M.A. and B.A. from the University of Colorado

"We are delighted to have Laura join our board," said Paul M. Pantozzi, the Company's Chairman and Chief Executive Officer. "Her background and experience in risk management will be a tremendous asset to us. I'm sure Laura will play a vital role in helping the board guide Provident in the years to come."

Provident Financial Services, Inc., which reported assets of $5.82 billion as of September 30, 2006, is the holding company for The Provident Bank. Founded in 1839, the bank has 76 branches in northern and central New Jersey.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. You may access the filings and other financial and business information regarding the Company at www.providentnj.com.